Exhibit 99.1


                   HALIFAX ANNOUNCES FOURTH QUARTER
                   AND FISCAL 2005 FINANCIAL RESULTS

                    Revenues Up 25% From Prior Year

ALEXANDRIA, VA - July 11, 2005 - Halifax Corporation (AMEX:HX) today announced its financial results for the fourth quarter and fiscal year ended March 31,
2005.

For the year, revenues were $62.0 million versus $49.5 million for fiscal 2004, an increase of 25%. The revenue increase is a result of growth in both High Availability Maintenance and Secure Network Services. The operating loss for fiscal 2005 was $1.5 million versus operating income of $1.1 million the prior year. The net loss was $1.4 million, or $0.46 per basic and diluted share, compared to net income of $4.2 million, or $1.60 per basic and $1.54 per diluted share for the previous year. The loss for the current year was due to previously announced startup costs associated with a large enterprise maintenance contract and a writedown of inventory. The net income for fiscal 2004 had included a non-recurring income tax benefit of $3.8 million.

For the quarter ended March 31, 2005, revenues were $18.2 million versus $13.0 million for the comparable period in 2004, an increase of 39%. The revenue increase is a result of significant growth in both High Availability Maintenance and Secure Network Services. The operating loss for the 2005 fourth quarter was $624,000 compared to operating income of $205,000 for the same quarter of 2004. The net loss was $511,000, or $0.16 per basic and diluted share, compared to net income of $3.8 million or $1.31 per basic and $1.24 per diluted share for the same quarter a year ago. The loss for the current quarter is primarily the result of inventory writedowns and higher-than-planned operating costs on the large contract. Net income for the fourth quarter of the previous year included a non-recurring income tax benefit of $3.8 million.

Charles McNew, president and chief executive officer, stated, "Although we're pleased with the revenue growth, particularly in our high availability maintenance business, the enterprise maintenance contract had a negative impact on earnings in the second half of the year. On the positive side, the loss in the fourth quarter was well below that of the prior quarter, and our team is working diligently to drive down our service delivery costs and return the business to profitability."

He added, "The recently announced sale of our secure network service business for $12.5 million has dramatically improved our balance sheet. With this sale, our business model is now entirely focused on enterprise maintenance solutions."

The Company will host a conference call for investors at 11 a.m. EDT on Monday, July 11, 2005, to review the financial and operational results for the quarter and year. The conference call phone number is 888-343-7167 for U.S. callers and 415-537-1987 for international callers. The conference call replay will be available from 1 p.m. EDT on Monday, July 11, 2005, to 1 p.m. EDT on Tuesday, July 12, 2005. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21251631.

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors Section in the Company's Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.

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                          Halifax Corporation
                        Summary Financial Data
               (In Thousands, except per share amounts)



Statement of operations   For the three months    For the years
                            ended March 31,      ended March 31,
                            2005        2004      2005      2004
Revenues                    $18,151     $13,020    62,006  $49.537

Cost of Services             17,317      11,487    57,872   43,609
Selling, Marketing,
General & Administrative      1,458       1,328     5,496    4,859
Abandonment of facility           -           -       179        -

Operating (loss) income       (624)         205   (1,541)    1,069

Interest expense              (201)       (172)     (663)    (591)

(Loss) income before
income taxes                  (825)          33   (2,204)      478

Income tax expense
(benefit)                     (314)     (3,790)     (793)  (3,750)

Net (loss) income            $(511)      $3,823  $(1,411)   $4,228


Earnings (loss) per
common share - basic         $(.16)       $1.31    $(.46)    $1.60

Earnings (loss) per
common share - diluted       $(.16)       $1.24    $(.46)    $1.54

Weighted average number
of common shares
outstanding
  Basic                       3,168       2,910     3,043    2,638

 Diluted                      3,227       3,094     3,095    2,787

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Balance Sheets                       March 31, 2005 March 31, 2004
Current assets
 Cash                                        $1,264             $430
 Trade accounts receivable, net              12,468            9,364
  Inventory, net                              5,600            5,845
  Prepaid expenses and other
  current assets                                487              599
  Deferred tax asset                          3,814            1,204

Total current assets                         23,633           17,442

Property and equipment, net                   1,608            1,598
Goodwill and intangibles, net                 7,438            4,606
Other assets                                    141              149
Defered tax asset                               930            2,696

Total assets                                $33,750          $26,491

Liabilities and Stockholders'
Equity

Current liabilities
  Accounts payable and accrued
  expenses                                  $10,731           $6,723
  Deferred maintenance revenue                3,776            2,543
  Current portion of long-term debt             679              523

Total current liabilities                    15,186            9,789

Long-term bank debt                           9,463            7,227
Other long-term debt                              3               19
Subordinated debt - affiliate                 2,400            2,400
Deferred income                                 278              337

Total liabilities                            27,330           19,772

Stockholders' equity                          6,420            6,719

Total liabilities and stockholders'
equity                                      $33,750          $26,491


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